As filed with the Securities and Exchange Commission on September 13, 2018

Registration No. 333-139128

Registration No. 333-158093

Registration No. 333-167449

Registration No. 333-189147

Registration No. 333-211440

Registration No. 333-212938

Registration No. 333-224851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-139128

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-158093

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167449

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-189147

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-211440

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-212938

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-224851

Under the Securities Act of 1933

Jamba, Inc.

(Exact name of issuer as specified in its charter)

Delaware	20-2122262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Dallas Pkwy, Suite 140

Frisco, Texas 75034

(Address, Including Zip Code, of Principal Executive Offices)

Jamba Juice Company Amended and Restated 1994 Stock Incentive Plan

Jamba Juice Company 2001 Equity Incentive Plan

Jamba, Inc. 2006 Employee, Director and Consultant Stock Plan

Non-Plan Stock Option Agreement

Jamba, Inc. 2010 Employee Stock Purchase Plan

Jamba, Inc. 2013 Equity Incentive Plan

Non-Plan Inducement Stock Option Award

Non-Plan Inducement Time-Based Restricted Stock Unit Award

Non-Plan Inducement Performance-Based Restricted Stock Unit Award

Non-Plan Inducement Market-Based Restricted Stock Unit Award

(Full title of plans)

Sarah Powell

Executive Vice President, General Counsel and Secretary

Focus Brands Inc.

5620 Glenridge Dr. NE

Atlanta, GA 30342

(404) 255-3250

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Jeffrey D. Marell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of Jamba, Inc. (the “Company”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and are being filed to deregister all securities of the Company that have been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-139128 as filed with the Commission on December 5, 2006, pertaining to the registration of 1,414,969 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”)  issuable under the Jamba Juice Company Amended and Restated 1994 Stock Incentive Plan, 19,760 shares of Common Stock issuable under the Jamba Juice Company 2001 Equity Incentive Plan, and 5,000,000 shares of Common Stock issuable under the Jamba, Inc. 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”), as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on June 7, 2013.

File No. 333-158093 as filed with the Commission on March 18, 2009, pertaining to the registration of 1,500,000 shares of Common Stock issuable pursuant to the Non-Plan Stock Option Agreement.

File No. 333-167449 as filed with the Commission on June 10, 2010, pertaining to the registration of 3,000,000 shares of Common Stock issuable under the 2006 Plan and 3,000,000 shares of Common Stock issuable under the Jamba, Inc. 2010 Employee Stock Purchase Plan, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on June 7, 2013.

File No. 333-189147 as filed with the Commission on June 7, 2013, pertaining to the registration of 1,787,932 shares of Common Stock issuable under the Jamba, Inc. 2013 Equity Incentive Plan and 1,357,190 shares of Common Stock issuable under the 2006 Plan.

File No. 333-211440 as filed with the Commission on May 18, 2016, pertaining to the registration of 900,000 shares of Common Stock issuable under the Jamba, Inc. 2013 Equity Incentive Plan (as amended and restated May 17, 2016), 75,000 shares of Common Stock issuable pursuant to the Non-Plan Inducement Stock Option Award, 6,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Time-Based Restricted Stock Unit Award, and 85,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Performance-Based Restricted Stock Unit Award.

File No. 333-212938 as filed with the Commission on August 5, 2016, pertaining to the registration of 20,000 shares of Common Stock issuable pursuant to the Non-Plan Inducement Stock Option Awards, 5,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Time-Based Restricted Stock Unit Award, and 70,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Market-Based Restricted Stock Unit Award.

File No. 333-224851 as filed with the Commission on May 11, 2018, pertaining to the registration of 72,500 shares of Common Stock issuable pursuant to the Non-Plan Inducement Stock Option Awards, 30,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Time-Based Restricted Stock Unit Award, and 105,000 shares of Common Stock issuable upon settlement of the Non-Plan Inducement Market-Based Restricted Stock Unit Award.

On September 13, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated August 1, 2018, by and among the Company, Focus Brands Inc., a Delaware corporation (“Focus”), and Jay Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Focus (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Focus (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas on September 13, 2018.

Jamba, Inc.

By:	/s/ Michael J. Dixon
Michael J. Dixon
Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.